Exhibit 99.1

CONTACT:	Paul D. Baker
Comverse Technology, Inc.
paul.baker@cmvt.com
(212) 739-1060

Comverse Technology Strengthens

Executive Team With Two Key Appointments:

Joseph Chinnici, Executive Vice President & Chief Financial Officer;

John Spirtos, Senior Vice President, Corporate Development & Strategy

NEW YORK, NY, June 3, 2008 — Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced two key executive management appointments: Joseph Chinnici has been named Executive Vice President & Chief Financial Officer; and John Spirtos has been named Senior Vice President, Corporate Development & Strategy.

Mr. Chinnici has more than 30 years of global leadership experience in accounting and financial management, most recently as CFO at telecommunications technology supplier Ciena Corporation, a position he held for twelve years. Prior to Ciena, Mr. Chinnici held a variety of financial positions at Sara Lee Corporation and Playtex Corporation. He will join the company effective June 5, 2008.

Mr. Spirtos has more than 15 years of senior executive experience in corporate development, management, venture capital and legal capacities. Most recently, Mr. Spirtos served as SVP, Corporate Development at Neustar, Inc., and prior to that, as President at Broadwing Communications, Inc.

Andre Dahan, President and Chief Executive Officer of Comverse Technology, Inc., said, “As we continue to strengthen our business, the addition of Joe Chinnici and John Spirtos to our executive management team significantly strengthens our organization.”

Mr. Dahan continued, “Joe Chinnici brings to Comverse an in-depth background in all aspects of financial management, leadership and planning. He will be instrumental to the completion of our accounting restatement and filing process, and in providing critical leadership as we enter the next stage of the company’s development.”

Mr. Dahan added, “John Spirtos brings to us a breadth of experience in corporate development, M&A, management and strategy. I look forward to working with Joe and John as we continue to build upon our Framework for Profitable Growth, with a focus on maximizing shareholder value.”

Joseph Chinnici said, “Over the past several months, I have had many conversations with Andre Dahan the CEO, Board members and others and have come to appreciate the company, its leadership, the business and the company’s potential for maximizing shareholder value as well as the challenges and opportunities ahead. I am excited and grateful to have the opportunity to join Comverse, to bring closure to the restatement process, and I look forward to working with the other members of the Comverse team as we grow the company.”

John Spirtos said, “I am very pleased to join Comverse Technology and look forward to being a part of this dynamic management team, as we seek to maximize shareholder return. Through the strength of its people, and its leadership in technology, products and markets, Comverse holds great potential to become an increasingly valuable contributor to its customers’ success, and to see that value recognized by its shareholders as well.”

About Comverse Technology, Inc.

Comverse Technology, Inc. is the world’s leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company’s Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time prepaid, postpaid and converged billing solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

Forward-Looking Statements

This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include: the results of the investigation of the Special Committee, of the Board of Directors concluded on January 28, 2008, of matters relating to the company’s stock option grant practices and other accounting matters; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such investigation or as result of the company’s VSOE evaluation; the company’s inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company’s Common Stock from NASDAQ and the quotation of the company’s Common Stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; risks relating to the company’s ability to relist its Common Stock on NASDAQ; risks relating to alleged defaults under the company’s ZYPS indentures, including acceleration of repayment; risks of litigation (including the pending securities class action and derivative lawsuits and any potential civil injunctive action by the Securities and Exchange Commission) and of governmental investigations or proceedings arising out of or related to the company’s stock option practices or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; changes in the demand for the company’s products; changes in capital spending among the company’s current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company’s traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, investments in auction rate securities, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; the risk of

2

declines in information technology spending; risks associated with the company’s ability to retain existing personnel and recruit and retain qualified personnel. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

###

3